Exhibit 99.1

agilon health Names Jeff Schwaneke New Chief Financial Officer

AUSTIN, TX, June 5, 2024 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, announced today that Jeff Schwaneke, an experienced finance, operational and managed care executive and director on agilon’s board, will join the Company as chief financial officer and executive vice president effective July 1, 2024. He will be a member of agilon’s Executive Leadership team reporting to chief executive officer (CEO), Steve Sell. Schwaneke succeeds Timothy Bensley, who announced his retirement from agilon in early 2024. Bensley has agreed to stay on through a transition period.

Schwaneke was most recently executive vice president, Health Care Enterprises, for Centene Corporation, a Fortune 50 company and leading healthcare enterprise. He has more than 27 years of finance and operational expertise, including 15 years in the managed care sector. In his new role, Schwaneke will be a key thought partner to agilon’s CEO, board of directors and Executive Leadership team while overseeing every aspect of the Company’s financial operations. He will step down from agilon’s board of directors, which he joined in 2022, upon starting his new role.

“On behalf of the board of directors, I am delighted to support Jeff’s appointment as agilon’s new chief financial officer,” said Ron Williams, board chairman. “As a long tenured executive in managed care, Jeff has provided exceptional perspective to agilon on the role of payors, the needs of primary care physicians, and the rapidly evolving managed care landscape. We look forward to his continued contributions.”

“Demand for agilon’s model among physician practices and payors has never been stronger and we are excited to welcome Jeff as our chief financial officer at this pivotal moment in our company and industry,” said Steve Sell, CEO. “Jeff’s extensive leadership, financial and industry experience have been tremendously valuable to agilon and our physician partners, and we look forward to continuing to benefit from his insights and expertise as he moves into his new role.”

Steve Sell added: “I would like to thank Tim Bensley for his numerous contributions to agilon and our partnership model over the past three years. We wish him the best in his retirement.”

During his 13 years at Centene, Schwaneke held numerous positions and played an instrumental role in raising capital, leading acquisitions and driving seamless integration of newly acquired companies. In his most recent role as executive vice president, Health Care Enterprises, Schwaneke oversaw Centene’s $35 billion pharmacy business, including Medicare Part D, dental and vision companies and company-owned clinics. He previously served as Centene’s chief financial officer and treasurer from 2016 to 2021, and during his tenure, revenues grew from $20 billion to $125 billion. Schwaneke joined Centene in 2008 as corporate controller and chief accounting officer. Prior to joining Centene, he held numerous finance and accounting positions at Novelis Inc., SPX Corporation and PriceWaterhouse Coopers. Schwaneke obtained his Bachelor’s degree in Accounting from the University of Missouri and is a CPA (inactive).

Jeff Schwaneke said: “As a director, I have seen firsthand the critical role agilon plays in transforming how health care is delivered. I am excited to join Steve and the Executive Leadership team in working together to continue to meet the growing demand for agilon’s model among physicians and payors.”

About agilon health

agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process and access to a peer network of 3,000+ PCPs that allows its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the health care system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30+ diverse communities and is here to help more of our nation’s leading physician groups and health systems have a sustained, thriving future.
For more information about agilon health, visit www.agilonhealth.com and connect with us on Instagram, LinkedIn, and YouTube.

Forward-Looking Statements

Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding demand for agilon’s model among physicianand payors. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to, the factors identified in the “Cautionary Language Regarding Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the period ended March 31, 2024, and in our other filings with the Securities and Exchange Commission (the “SEC”), which can be found at the SEC’s website at www.sec.gov. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made

Contacts:
Investors
Matthew Gillmor
Vice President, Investor Relations
investors@agilonhealth.com

Media
Maureen Merkle
Communications & Public Affairs
media@agilonhealth.com